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AMERICAN ITALIAN PASTA COMPANY                                          |NEWS
                                                                        |RELEASE

Contact:

Paul Geist
Vice President & Corporate Controller
816-584-5611

For Immediate Release

                 AMERICAN ITALIAN PASTA COMPANY PROVIDES CERTAIN
                  LIQUIDITY AND REVENUE INFORMATION AND UPDATES
                              RESTATEMENT PROCESS

KANSAS CITY, MO,  February 2, 2007 - American  Italian Pasta Company  (AITP.PK),
the largest producer and marketer of dry pasta in North America,  today provided certain liquidity and revenue information. The Company also updated its progress in completing the restatement of its historical financial statements.

LIQUIDITY

For the first quarter of fiscal 2007,  ending on December 29, 2006,  the Company had total  liquidity  resources of $50.5 million,  consisting of cash on hand of
$22.8 million and $27.7  million  available  under the  Company's  $30.0 million revolving credit facility.

Total debt outstanding on December 29, 2006 was $254.3 million.  Total debt, net of cash,  was $231.5  million,  compared to $239.3  million as of September  29,
2006, the Company's fiscal year end,  reflecting a reduction in net debt of $7.8 million in the first quarter of fiscal 2007.

For the fiscal  quarter  ended  December  29,  2006,  the  Company's  cash flows included  the  following  items of  significance:  receipt  of $3.0  million  in anti-dumping  income from the U.S.  government  under the Continued  Dumping and
Subsidy  Offset Act of 2000;  net cash interest of $7.5  million;  cash taxes of
$0.2 million;  capital  expenditures of $1.5 million;  professional fees of $2.5 million relating to the Audit Committee  investigation,  shareholder  litigation and related matters; and management consulting fees of $0.5 million.

The Company  noted that all  historical  liquidity  amounts  outlined  above are unaudited  and  are  subject  to  adjustments  resulting  from  the  continuing, previously announced Audit Committee investigation.

American Italian Pasta Co.
February 2, 2007

REVENUE INFORMATION

As  previously  announced,  the Company has  changed its  reporting  of revenues regarding certain promotional expenses,  treating them as a reduction in revenue as opposed to selling  and  marketing  expense on the  Company's  statements  of operations.  While this reclassification  reduces reported revenues, it does not change reported net income (loss).  With this  reclassification,  total revenues for the first  fiscal  quarter  ending  December  29,  2006 were  $94.0  million compared to $93.7 million in the first fiscal  quarter ended  December 30, 2005, reflecting an increase of 0.3% in revenue compared to the previous fiscal year's quarter.  Overall volume decreased 3.1% during the quarterly period, as compared to the previous  fiscal year's  quarter.  Excluding  liquidation  sales of $0.01 million  and $0.7  million in the first  quarter of fiscal  years 2007 and 2006, respectively,  revenue  increased  1.0% and volume  decreased  1.6% in the first quarter of fiscal 2007  compared to the  previous  fiscal  year's  quarter.  The
Company has previously  noted that it had  significant  obsolete  inventory from prior  periods and believes that  providing  the revenue and volume  information excluding the sale of this inventory provides additional  information  regarding the Company's ongoing operations.

The Company also noted that all historical  revenue  amounts  outlined above are unaudited  and are  subject to  adjustments,  including  adjustments  related to promotional  expenses,  accounting  period  cutoff,  and other  related  revenue recognition  issues  resulting from the continuing,  previously  announced Audit
Committee investigation.

RESTATEMENT UPDATE

The Company is in the process of completing its review of all identified issues, completing the preparation of its internal  financial  statements,  drafting its required  filings for fiscal year ended September 30, 2005, and working with our
independent   auditors  to  complete  the  restatement  process.  As  previously announced,  the Company has been applying all available  internal  resources and has retained outside assistance to complete its required filings,  including the
Company's  annual report on Form 10-K for fiscal year ended  September 30, 2005.
The Company is working to complete this process as soon as practicable.

ABOUT AIPC

Founded  in 1988 and based in Kansas  City,  Missouri,  American  Italian  Pasta
Company is the largest producer and marketer of dry pasta in North America.  The
Company  has four  plants  that are  located  in  Excelsior  Springs,  Missouri;
Columbia, South Carolina; Tolleson, Arizona and Verolanuova,  Italy. The Company
has approximately 600 employees located in the United States and Italy.

When used in this release,  the words "anticipate,"  "believe,"  "estimate," and
"expect"  and similar  expressions  are  intended  to  identify  forward-looking statements, but are not

American Italian Pasta Co.
February 2, 2007

the exclusive  means of  identifying  these  statements.  The  statements by the
Company  regarding  the expected  liquidity  position and revenues for the first fiscal  quarters  of 2006 and 2007 and the full  year of  fiscal  year  2006 are
forward-looking.   Actual  results  or  events  could  differ  materially.   The
differences could be caused by a number of factors,  including,  but not limited to, the  completion  and  findings  of the Audit  Committee  investigation,  the
Company's  review of its  financial  statements,  a review  and/or  audit of the
Company's financial  statements by its independent  registered public accounting firm, the SEC staff review,  and the  conclusions  reached  regarding  financial reporting.  The Company will not update any  forward-looking  statements in this press release to reflect future events.

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